Exhibit 99.2

TRANSWESTERN PIPELINE COMPANY, LLC

Year ended December 31, 2005

with Report of Independent Auditors

TABLE OF CONTENTS

Page
Report of Independent Auditors	1

Audited Financial Statements

Balance Sheet - Assets	2
Balance Sheet - Liabilities and Member’s Equity	3
Statement of Operations	4
Statement of Member’s Equity	5
Statement of Cash Flows	6
Notes to Financial Statements	7-26

Report of Independent Auditors

To the Board of Managers of Transwestern Pipeline Company, LLC:

In our opinion, the accompanying balance sheet and the related statements of operations, of member’s equity and of cash flows present fairly, in all material respects, the financial position of Transwestern Pipeline Company, LLC (“the Company”) at December 31, 2005 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Houston, Texas

March 30, 2006

TRANSWESTERN PIPELINE COMPANY, LLC

BALANCE SHEET

(In Thousands)

December 31, 2005
ASSETS

Current Assets
Cash and cash equivalents	$17,529
Accounts receivable - customers, net of allowance of $98	20,357
Accounts receivable - associated companies	261
Transportation and exchange gas receivable	4,812
Materials and supplies	957
Other	6,989

Total Current Assets	50,905

Property, Plant and Equipment, at Cost
Plant in service	1,088,608
Construction work in progress	7,419

1,096,027
Less - Accumulated depreciation and amortization	(25,567)

Property, Plant and Equipment, Net	1,070,460

Other Assets
Goodwill	113,289
Regulatory assets	64,869
Other	38,951

Total Other Assets	217,109

Total Assets	$1,338,474

See accompanying notes.

TRANSWESTERN PIPELINE COMPANY, LLC

BALANCE SHEET

(In Thousands)

December 31, 2005
LIABILITIES AND MEMBER’S EQUITY

Current Liabilities
Accounts payable
Trade and other	$5,093
Associated companies	9,270
Transportation and exchange gas payable	5,140
Accrued taxes, other than income	5,777
Accrued interest	3,487
Other	11,489

Total Current Liabilities	40,256

Deferred Credits	12,206

Long-term Debt	565,000

Commitments and Contingencies (Note 8)

Member’s Equity	721,012

Total Liabilities and Member’s Equity	$1,338,474

See accompanying notes.

TRANSWESTERN PIPELINE COMPANY, LLC

STATEMENT OF OPERATIONS

(In Thousands)

Year Ended December 31, 2005
Revenues
Transportation	$187,274
Gas and liquids sales	48,995
Other revenues	90

Total Revenues	236,359

Costs and Expenses
Operating and maintenance	58,514
Amortization of regulatory assets	4,394
Depreciation and amortization	30,341
Taxes, other than income taxes	11,086

Total Costs and Expenses	104,335

Operating Income	132,024

Other Income (Expense)
Interest income	1,119
Interest expense and related charges, net	(33,553)
Other, net	3,482

Total Other Income (Expense)	(28,952)

Net Income	$103,072

See accompanying notes.

TRANSWESTERN PIPELINE COMPANY, LLC

STATEMENT OF MEMBER’S EQUITY

(In Thousands)

Member’s Equity
Balance, December 31, 2004	627,720
Net income	103,072
Purchase price adjustment	(10,480)
Member’s contributions	55,000
Member’s distributions	(54,300)

Balance, December 31, 2005	$721,012

See accompanying notes.

TRANSWESTERN PIPELINE COMPANY, LLC

STATEMENT OF CASH FLOWS

(In Thousands)

Year Ended December 31, 2005
Cash Flows From Operating Activities
Net income	$103,072
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	30,341
Amortization of regulatory assets	4,394
Other assets and liabilities, non-cash adjustments	2,640
Amortization of debt costs	1,752
Changes in operating assets and liabilities:
Accounts receivable	(1,423)
Transportation and exchange gas receivable	(1,406)
Accounts payable	(11,754)
Transportation and exchange gas payable	2,034
Accrued taxes, other than income	(191)
Accrued interest	129
Other current assets and liabilities	4,153

Net Cash Provided by Operating Activities	133,741

Cash Flows From Investing Activities
Additions to property, plant and equipment	(85,188)
Other capital expenditures	(2,472)
Decrease in current note receivable - associated company	4,000

Net Cash Used in Investing Activities	(83,660)

Cash Flows From Financing Activities
Debt proceeds	20,000
Debt repayments	(55,000)
Debt issuance costs	(765)
Member’s contributions	55,000
Member’s distributions	(54,300)

Net Cash Used in Financing Activities	(35,065)

Net Increase in Cash and Cash Equivalents	15,016

Cash and Cash Equivalents, Beginning of Period	2,513

Cash and Cash Equivalents, End of Period	$17,529

Supplemental Disclosure of Cash Flow Information Cash paid during the period for:
Interest	$32,242

Other noncash Operating activities were:
Lease termination and build-out costs	$(3,098)
Other post employment benefits	(2,300)

See accompanying notes.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

(1)	Nature of Operations and Summary of Significant Accounting Policies

At December 31, 2005, Transwestern Pipeline Company, LLC (Transwestern) was a wholly owned subsidiary of Transwestern Holding Company, LLC (TW Holdings). Effective March 31, 2004, pursuant to Enron’s plan of reorganization filed with the United States Bankruptcy Court in the Southern District of New York (Bankruptcy Court), Enron Corp. (Enron) and certain of its subsidiaries transferred their interests in TW Holdings, among other assets, to CrossCountry Energy, LLC (CrossCountry), which at the time was a wholly owned subsidiary of Enron.

Effective November 17, 2004, CrossCountry became a wholly owned subsidiary of CCE Holdings, LLC (CCE Holdings), which is a joint venture owned by subsidiaries of Southern Union Company (Southern Union)(50 percent), a subsidiary of GE Commercial Finance Energy Financial Services (GE)(approximately 30 percent) and four minority interest owners (approximately 20 percent in the aggregate). All of the voting interests in CCE Holdings are owned by Southern Union and GE. Also, on or about November 17, 2004, Transwestern and certain other affiliated entities were converted to limited liability companies. Transwestern will cease to exist on November 15, 2034, unless sooner terminated or dissolved.

The acquisition of CrossCountry by CCE Holdings (the Acquisition) was accounted for using the purchase method of accounting in accordance with U.S. generally accepted accounting principles (GAAP). The assets acquired and liabilities assumed were recorded at their estimated fair value as of the acquisition date based on the results of outside appraisals. CCE Holdings applied “push-down” accounting to each of its subsidiaries, including Transwestern, to give effect to the purchase price as of the date of the Acquisition. Accordingly, the post-Acquisition financial statements reflect a new basis of accounting.

The following table summarizes the final purchase accounting-based changes in owner’s equity associated with the Acquisition as of November 17, 2004, including details of the fair value adjustments (which have been adjusted in 2005 from our original preliminary allocation, see Goodwill and Other Intangible Assets policy) to the pre-acquisition carrying amounts of the net assets acquired. These fair values were recorded based on the finalization of outside appraisals and include the following (in millions):

Owner’s Equity, pre-Acquisition	$647.9

Deferred tax liabilities retained by seller	70.5
Fair value adjustments to pre-Acquisition net assets
Working capital	8.5
Property, plant and equipment	6.5
Other long-term assets	(1.2)
Other intangible assets	12.6
Goodwill	113.3

Total adjustments	210.2

Member’s Equity, post-Acquisition	$858.1

The fair value adjustment related to the Acquisition and attributed to property, plant and equipment is being accreted to expense over an average estimated remaining useful life of 39 years, based on the underlying pipeline assets. Goodwill is not being amortized, pursuant to Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” The other intangible assets, comprised of certain contracts and software costs, are estimated to have remaining useful lives ranging from 3 to 12 years.

Transwestern owns and operates approximately 2,500 miles of interstate natural gas pipeline system extending from Texas and Oklahoma, through the San Juan Basin to the California

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

border. Transwestern is a major natural gas transporter to the California border and delivers natural gas from the east end of its system to Texas intrastate and Midwest markets.

Regulatory Accounting

Transwestern is subject to regulation by the Federal Energy Regulatory Commission (FERC). Transwestern’s accounting policies generally conform to SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” Accordingly, certain assets and liabilities that result from the regulated ratemaking process are recorded that would not be recorded under GAAP for nonregulated entities (see Notes 7 and 8).

Revenue Recognition

Revenues consist primarily of fees earned from natural gas transportation services. Reservation revenues on firm contracted capacity are recognized ratably over the contract period. For interruptible or volumetric-based services, revenues are recorded upon the delivery of natural gas to the agreed upon redelivery point. Revenues for all services are generally based on the heating value, denominated in British thermal units of gas delivered or subscribed, at a rate specified in the contract. Recognition of revenues received in advance of delivery of natural gas is deferred until the gas is delivered.

Because Transwestern is subject to FERC regulations, revenues collected during the pendency of a rate proceeding may be required by the FERC to be refunded in a final order. Transwestern establishes reserves for these potential refunds, as appropriate. There were no such reserves at December 31, 2005.

Derivative Instruments

Transwestern may engage in price risk management activities and accounts for these activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Under SFAS No. 133, all derivative instruments are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify and are designated as hedges of future cash flows, fair values, net investments or qualify and are designated as normal purchases and sales. For derivatives treated as hedges of future cash flows, the effective portion of changes in fair value is recorded in other comprehensive income until the related hedged items impact earnings. Any ineffective portion of a hedge is reported in earnings immediately. Derivatives designated as normal purchases or sales are recorded and recognized in income using accrual accounting.

During 2005 all of Transwestern’s commercial contracts were designated normal purchases or normal sales. The contract types designated as normal include: (i) transportation; (ii) purchases of materials and services; (iii) system balancing agreements and third party storage; (iv) operational balancing agreements; and (v) operational gas purchases and sales.

Debt Issuance Costs

Transwestern capitalizes costs incurred in conjunction with the issuance of debt and amortizes such costs as an adjustment to interest expense over the life of the respective debt.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

Property, Plant and Equipment

On November 17, 2004 Transwestern, along with other CrossCountry subsidiaries, was acquired by CCE Holdings. Transwestern’s property, plant and equipment was adjusted to estimated fair value on November 17, 2004 and depreciated since that date based on the revised estimated remaining useful lives.

Property, Plant and Equipment (see Note 3) consists primarily of natural gas pipeline and related facilities, and is recorded at their original cost of construction or acquisition. Transwestern capitalizes direct costs, such as labor and materials, and indirect costs, such as overhead and interest associated with capital projects. The cost of repairs is charged to operating and maintenance expenses. Costs of extensions, replacements and renewals of units of property are capitalized. The original cost of property retired is charged to accumulated depreciation and amortization, net of salvage and removal costs. No retirement gain or loss is included in the results of operations except in the case of sales or retirements of operating units.

Impairment losses are recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets’ carrying value. The amount of impairment is measured by comparing the fair value of the asset to its carrying amount.

An accrual of allowance for funds used during construction (AFUDC) is a utility accounting practice calculated under guidelines prescribed by the FERC and capitalized as part of the cost of utility plant. It represents the cost of servicing the capital invested in construction work-in-progress. AFUDC has been segregated into two component parts – borrowed funds and equity funds. The allowance for borrowed and equity funds used during construction totaled $2.7 million for 2005. AFUDC borrowed is included in Interest Expense and AFUDC equity is included in Other Income in the accompanying statements of operations.

Transportation and Exchange Gas Imbalances, Net

Natural gas imbalances occur as a result of differences in volumes of gas received and delivered. Transwestern records natural gas imbalance in-kind receivables and payables at the dollar weighted composite average of all current month gas transactions and dollar valued imbalances are recorded at contractual prices. The imbalances are settled periodically at the request of the party that is owed natural gas. Upon the requested settlement date, the party that owes the natural gas will settle the imbalance, based on the applicable transportation agreement, by either: (i) delivering the required physical volume of natural gas; or (ii) paying a cumulative dollar value amount as calculated per the operator balancing agreement. The dollar valued imbalances are settled at the contractual index rate.

Computer Software

Transwestern’s accounting policy for the costs of computer software (all of which is for internal use by Transwestern and its affiliates only) is to capitalize direct costs of materials and services consumed in developing or obtaining software, including payroll and payroll-related costs for employees who are directly associated with and who devote time to the software project. Costs are capitalized during the application development stage. All other costs are expensed as incurred. Transwestern amortizes the costs at a rate of 10 percent per year. Impairment is evaluated based on changes in the expected usefulness of the software. Computer software is included in Property Plant and Equipment under Intangible Assets (see Note 3).

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

Environmental Expenditures

Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Environmental expenditures relating to current or future revenues are expensed or capitalized as appropriate based on the nature of the costs incurred. Liabilities are recorded when environmental assessments and/or clean ups are probable and the costs can be reasonably estimated (see Note 8).

Cash and Cash Equivalents

Transwestern’s cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these investments.

Goodwill and Other Intangible Assets

Goodwill represents the portion of the cost of CrossCountry, “pushed down” to Transwestern by CCE Holdings as a result of the Acquisition, that is in excess of the fair value of Transwestern’s tangible and intangible assets and liabilities. In 2005, CCE Holdings obtained third-party valuations of certain assets and liabilities and evaluated certain contingencies, including income tax exposures. The allocation of the purchase price was finalized during 2005 with adjustments made where necessary based on the better indicators of value obtained.

The adjustments (reductions) to goodwill in 2005 are (in millions):

Linepack	$(10.6)
Enron working capital settlement	(10.2)
Lease termination and build-out costs	3.1
Other post employment benefits	2.3
Miscellaneous	(0.3)

$(15.7)

Intangible assets are recorded at fair value and are amortized to expense over their estimated useful lives. Certain intangible assets (other than goodwill) are presented as a component of Property, Plant and Equipment (see Note 3).

Goodwill and intangible assets with indefinite useful lives are not amortized to expense, but are reviewed for impairment annually and whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the fair value exceeds its carrying value, then the asset is not impaired. If its carrying value exceeds its implied fair value, then an impairment loss equal to the excess is recognized. For goodwill, the determination of whether an impairment has occurred is based on estimates of Transwestern’s discounted future cash flows as well as multiples of comparable companies and acquisitions as compared to the carrying value of Transwestern’s net assets. No impairments of goodwill or other intangible assets were recognized during 2005.

System Gas

Transwestern accounts for system balancing gas using the fixed asset accounting model established under FERC Order No. 581. Under this approach, system gas volumes are classified as fixed assets and valued at historical cost. Encroachments upon system gas are valued at current market prices. Transwestern may sell system gas in excess of its system operational requirements.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

Allowance for Doubtful Accounts

Transwestern establishes an allowance for doubtful accounts on trade receivables based on the expected ultimate recovery of these receivables. Transwestern considers many factors including historical customer collection experience, general and specific economic trends and known specific issues related to individual customers, sectors and transactions that might impact collectibilty. The allowance for doubtful accounts was $0.1 million at December 31, 2005.

Recent Accounting Pronouncements

FSP No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” Issued by the Financial Accounting Standards Board (FASB) in May 2004, FASB Financial Staff Position (FSP) No. FAS 106-2 (FSP FAS 106-2) requires entities to record the impact of the Medicare Drug Prescription Act as an actuarial gain in the postretirement benefit obligation for postretirement benefit plans that provide drug benefits covered by that legislation. Transwestern adopted this FSP as of March 31, 2005, the effect of which was not material to its financial statements. The effect of this FSP may vary as a result of any future changes to Transwestern’s benefit plans.

FIN No. 47, “Accounting for Conditional Asset Retirement Obligations.” Issued by the FASB in March 2005, this interpretation clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditioned on a future event that may or may not be within the control of the entity. Accordingly, the entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred, if the fair value of the liability can be reasonably estimated. FIN No. 47 provides guidance for assessing whether sufficient information is available to record an estimate. Transwestern adopted FIN No. 47 on December 31, 2005 and recognized its estimated obligation by recording a $0.9 million deferred credit and an increase to property, plant and equipment related to certain asbestos removal related obligations.

On June 30, 2005, the FERC issued a final order on accounting for pipeline assessment costs that requires pipeline companies to expense rather than capitalize certain costs related to mandated pipeline integrity programs (under the Pipeline Safety Improvement Act of 2002). The accounting release determined that assessment activities associated with an integrity management program must be accounted for as maintenance and charged to expense in the period incurred. Costs associated with any remediation or rehabilitation can be capitalized. The FERC accounting guidance is effective January 1, 2006, for regulatory accounting purposes. Transwestern expects to apply the order for its regulatory accounting beginning in 2006 and that there will be no impact on Transwestern as Transwestern already expenses such costs.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

(2)	Long-Term Debt

Long-term debt at December 31, 2005 was as follows (in thousands):

December 31, 2005
5.39% Notes due November 17, 2014	$270,000
5.54% Notes due November 17, 2016	250,000
Revolving Credit Facility for up to $230.0 million, at LIBOR plus 0.45%, maturing December 21, 2010 (the Revolving Facility)	45,000

Total outstanding	565,000
Less current maturities	—

Long-term	$565,000

Aggregate annual maturities of long-term debt outstanding at December 31, 2005 are as follows (in thousands):

2006	$—
2007	—
2008	—
2009	—
2010	45,000
Thereafter	520,000

Total	$565,000

No principal payments are required under any of the debt agreements prior to their respective maturity dates. On December 31, 2005, Transwestern had $45.0 million outstanding under the Revolving Facility which is due by December 21, 2010, the maturity date of the facility.

On December 21, 2005, Transwestern entered into an amended and restated agreement to the Term Loan and Revolver agreements converting the entire amounts into one revolving credit facility for up to $230.0 million. The Revolving Facility amendment allows the entire amount to be available for letters of credit and extends the maturity date to December 21, 2010. The costs of refinancing the debt on Transwestern’s books were capitalized as a non-current asset and are being amortized to interest expense ratably over the life of each debt instrument. Under the credit agreement covenants, Transwestern is required to maintain certain debt to capital and interest coverage ratios. At December 31, 2005, Transwestern was in compliance with all such covenants. The fair value of Transwestern’s senior notes at December 31, 2005 was approximately $511.3 million. The fair value of long-term debt is based upon market quotations of similar debt at interest rates currently available. The fair value of the Revolving Facility at December 31, 2005 approximates its book value given the variable rate of interest. The interest rate in effect under the Revolving Facility at December 31, 2005 was 4.82 percent, based on LIBOR plus 0.45 percent.

Transwestern’s credit agreements contain certain other restrictions that, among other things, limit the incurrence of additional debt, the sale of assets and the payment of dividends.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

(3)	Property, Plant and Equipment

The principal components of Transwestern’s Property, Plant and Equipment at December 31, 2005 are as follows (in thousands):

	Lives (Years)	2005
Transmission Plant	40-83	$1,055,908
General Plant	10	9,419
Intangible Assets	5-12	23,281
Construction Work-in-progress	—	7,419

Property, Plant and Equipment, at Cost		1,096,027
Less - Accumulated depreciation and amortization		(25,567)

Property, Plant and Equipment, Net		$1,070,460

Included in gross property, plant and equipment at December 31, 2005 is an aggregate plant acquisition adjustment of $283.4 million, which represents costs allocated to Transwestern’s transmission plant as a result of its acquisition by CCE Holdings. This amount has not been included in the determination of tariff rates Transwestern charged to its regulated customers. The unamortized balance of this adjustment was $275.0 million at December 31, 2005 and is being amortized over 39 years, the composite weighted average estimated remaining life of Transwestern’s assets as of the Acquisition date.

Intangible assets include the following (in thousands):

	Lives (Years)	2005
Intangible Assets included in Property, Plant and Equipment:
Computer Software	5-12	$23,281
Less - Accumulated depreciation and amortization		(4,216)

Intangible Assets included in Property, Plant and Equipment - Net		$19,065

Intangible Assets included in Other Assets:
Customer contracts	3	$12,600
Less - Accumulated depreciation and amortization		(4,713)

Intangible Assets included in Other Assets - Net		$7,887

The provision for depreciation and amortization is computed using the straight-line method based on estimated economic or FERC mandated lives. Transwestern’s composite depreciation rates are applied to the FERC functional groups of gross property having similar economic characteristics. Transmission Plant is depreciated at rates ranging from 1.2 percent to 2.86 percent per year. General Plant is depreciated at 10.0 percent per year. Intangible Assets are depreciated at rates ranging from 8.0 percent to 20.0 percent per year.

Amortization of intangible assets is estimated to be approximately $8.4 million in 2006, $7.2 million in 2007, $3.1 million in 2008 and $2.9 million in 2009 and $2.6 million in 2010.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

(4)	Accounts Receivable and Related Activity

Transwestern has a concentration of customers in the electric and gas utility industries. This concentration of customers may impact Transwestern’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. From time to time, specifically identified customers having perceived credit risk are required to provide prepayments or other forms of collateral to Transwestern. Transwestern sought additional assurances from customers due to credit concerns, and held aggregate prepayments of $0.6 million at December 31, 2005. Transwestern’s management believes that the portfolio of receivables, which includes regulated electric utilities, regulated local distribution companies and municipalities, is subject to minimal credit risk.

During December 2005, one of Transwestern’s top ten customers, Calpine Energy, filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code. Transwestern recorded transportation revenues from Calpine of $5.0 million for the year ended December 31, 2005. Transwestern continues to transport gas for Calpine and receive payments from Calpine. Transwestern also holds certain security associated with the Calpine contract, but is exposed to potential revenue reductions if Calpine ceases performing and rejects the contract in bankruptcy and replacement shippers willing to pay the same rate are not found. It is not known at this time what impact, if any, Calpine’s bankruptcy will have on Transwestern.

The following customers accounted for a significant portion of Transwestern’s total revenues during 2005 (in millions):

Year Ended December 31, 2005
Southern California Gas Company (SoCal)	$44.1
BP Energy Company (BP)	26.9
Pacific Gas and Electric Company (PGE)	20.9

Transwestern had receivables of $1.5 million from SoCal, $2.5 million from BP and $2.0 million from PGE at December 31, 2005.

Transwestern’s top customer, SoCal, had transportation contracts which expired on October 31, 2005. Effective November 1, 2005 the contracts were renegotiated and replaced with terms less favorable on rates and volumes for Transwestern and could have a significant impact on the results of operations in future periods if replacement shippers are not found.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

(5)	Balance Sheet Details

The detail of certain balance sheet items as of December 31, 2005 follows (in thousands):

December 31, 2005
Other Current Assets
Prepaid right-of-way	$3,238
Miscellaneous other prepayments	3,625
Other	126

$6,989

Other Assets
Unamortized debt costs	$14,919
Prepaid right-of-way	12,628
Intangible assets - contracts, net	7,887
Deferred development costs	2,688
Annual regulatory commission costs	799
Other	30

$38,951

Other Current Liabilities
Capital and expense accruals	$3,510
Environmental liabilities	3,454
Incentive plan accruals	1,115
Labor and related benefit accruals	888
Customer deposits	637
Other miscellaneous accruals	1,885

$11,489

Deferred Credits
Environmental liabilities	$10,175
Retiree medical liabilities	933
Asset retirement obligation – asbestos	865
Other miscellaneous	233

$12,206

(6)	Employee Benefit Plans

Transwestern’s participation in the Enron benefit plans terminated during November 2004 and its employees migrated, without lapse, to new employee welfare and benefits plans adopted by CCE Holdings. Transwestern was charged $3.9 million for all such benefits during 2005.

Effective January 1, 2005, CCE Holdings adopted the CrossCountry Energy Savings Plans (the Plans). All employees of CCE Holdings and its subsidiaries, including Transwestern, are eligible to participate and, under one plan, may contribute up to 50 percent of pre-tax compensation, subject to IRS limitations. This Plan allows additional “catch-up” contributions by participants over age 50, and allows CCE Holdings to make discretionary profit sharing contributions for the benefit of all participants. CCE Holdings matches 50 percent of participant contributions under this plan

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

up to a maximum of 4 percent of eligible compensation. Participants vest in such matching and any profit sharing contributions at the rate of 20 percent per year, except that participants with five years of service at the date of adoption of the Plans were immediately vested. Administrative costs of the Plans and certain asset management fees are paid from Plan assets.

Enron maintained a pension plan that was a noncontributory defined benefit plan, the Enron Corp. Cash Balance Plan (the Cash Balance Plan) covering certain Enron employees in the United States and certain employees in foreign countries. The basic benefit accrual was 5 percent of eligible annual base pay.

Enron initiated steps to terminate the Cash Balance Plan through a standard termination in 2003. The Cash Balance Plan was underfunded at December 31, 2003. In June 2004, the Pension Benefit Guaranty Corporation (PBGC) filed a complaint in the United States District Court for the Southern District of Texas to terminate the Cash Balance Plan and other pension plans of Enron debtor companies and affiliates (the Enron Plans). If the PBGC successfully terminated the Enron Plans in this suit, each member of the Enron “controlled group of corporations” within the meaning of Section 414 of the Tax Code, and certain other Enron affiliates, would be jointly and severally liable, under Title IV of ERISA, for the Enron Plans’ unfunded benefit liabilities. Under certain circumstances, the PBGC may enforce ERISA Title IV liability through the imposition of liens. On September 10, 2004, Enron agreed to deposit $321.8 million in an escrow account to cover, among other things, the unfunded benefit liabilities relating to the Enron Plans. The escrow account was funded with a portion of the proceeds from Enron’s sale of CrossCountry. Transwestern recognized a $5.9 million current liability reflecting its estimated share of the costs of terminating the Cash Balance Plan, which was cash settled to CCE Holdings in March, 2005. Under the Purchase Agreement, Transwestern is not required to make further contributions to the Cash Balance Plan, beyond its accrued liability, after the date of the Purchase Agreement. Additionally, Enron agreed (subject to a cap) to indemnify and hold harmless Transwestern, CrossCountry and certain other members of the CrossCountry group for, among other things, any joint and several liability arising under Title IV of ERISA or due to Transwestern’s status as a participating employer in certain Enron benefit plans, including the Cash Balance Plan. Accordingly, Transwestern does not believe that the ultimate resolution of these matters will have a material adverse effect on its financial position, results of operations or cash flows.

Employee Retirement Benefits

During the period December 1, 2004 through February 28, 2005 medical coverage to eligible employees and their eligible dependents was provided by CrossCountry Energy Retiree Health Plan. Effective March 1, 2005 such benefits are provided under an identical plan sponsored by Transwestern as a single employer post-retirement benefit plan.

Transwestern was previously a participating employer in the Enron Gas Pipelines Employee Benefit Trust (the Trust), a voluntary employees’ beneficiary association (VEBA) under Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (Tax Code), which provides benefits to employees of Transwestern and certain other Enron affiliates pursuant to the Enron Corp. Medical Plan and the Enron Corp. Medical Plan for Inactive Participants. Enron has made the determination that it will partition the Trust and distribute the assets and liabilities of the Trust among the participating employers of the Trust on a pro rata basis according to the contributions and liabilities associated with each participating employer. The Trust Committee has final approval on allocation methodology for the Trust assets. Enron filed a motion in the Enron bankruptcy proceedings on July 22, 2003 which was stayed and then refiled and amended on June 17, 2005 which provides that each participating employer expressly assumes liability for its allocable portion of retiree benefits and releases Enron from any liability with respect to the Trust in order to receive the assets of the Trust. On June 7, 2005 a class action suit captioned Lou Geiler et al v. Robert W. Jones, et al., was filed in United States District Court for the District of Nebraska by, among others, former employees of Northern Natural Gas Company (Northern) on

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

behalf of the participants in the Northern Medical and Dental Plan for Retirees and Surviving Spouses against former and present members of the Trust Committee, the Trustee and the participating employers of the Trust, including Transwestern, claiming the Trust Committee and the Trustee have violated their fiduciary duties under ERISA and seeking a declaration from the Court binding on all participating employers of an accounting and distribution of the assets held in the Trust and a complete and accurate listing of the individuals properly allocated to Northern from the Enron Plan. On the same date essentially the same group filed a motion in the Enron bankruptcy proceedings to strike the Enron motion from further consideration. Both motions remain pending in the Enron bankruptcy court. On February 6, 2006 the Nebraska action was dismissed.

With regard to its sponsored plan, Transwestern has entered into a VEBA trust (the “VEBA Trust”) agreement with Bank One Trust Company as a trustee. The VEBA Trust has established or adopted plans to provide certain post-retirement life, sick, accident and other benefits. The VEBA Trust is a voluntary employees’ beneficiary association under Section 501(c)(9) of the Tax Code, which provides benefits to employees of Transwestern. Transwestern contributed $0.4 million to the VEBA Trust for the year ended December 31, 2005 and recorded additional actuarially determined obligations recognized in conjunction with the Acquisition of $1.1 million remaining in deferred credits as of December 31, 2005. Transwestern also recorded a regulatory asset of $1.1 million in anticipation of recovering these costs in rates (see Note 7). Upon settlement of the Trust, any distribution of assets Transwestern receives from the Trust, estimated to be approximately $2.9 million per the Enron filing described above, will be contributed to the VEBA Trust.

Following its November 17, 2004 acquisition by CCEH, Transwestern continues to provide certain retiree benefits through employer contributions to a qualified contribution plan, with the amounts generally varying based on age and years of service.

Prior to 2005, Transwestern’s general policy was to fund accrued post-retirement health care costs as allocated by Enron. As a result of Transwestern’s change in 2005 from a participant in a multi employer plan to a single employer plan, Transwestern now accounts for its OPEB liability and expense on an actuarial basis, recording its health and life benefit costs over the active service period of employees to the date of full eligibility for the benefits.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

The following table represents a reconciliation of Transwestern’s OPEB plan at December 31, 2005:

Year Ended December 31, 2005
OPEB (in thousands)
Change in Benefit Obligation
Benefit obligation at plan adoption (1)	$4,434
Service cost	42
Interest cost	213
Actuarial gain	(1,850)
Retiree premiums	356
Benefits paid	(382)

Benefit obligation at end of year	$2,813

Change in Plan Assets
Fair value of plan assets at plan adoption (1) (2)	$2,861
Return on plan assets	162
Employer contributions	433
Retiree premiums	356
Benefits paid	(382)

Fair value of plan assets at end of year	$3,430

Funded Status
Funded status at end of year	$616
Unrecognized net actuarial gain	(1,751)

Net liability recognized at December 31, 2005	$(1,135)

(1)	For purposes of this reconciliation, the plan adoption date is considered to be January 1, 2005.

(2)	Plan assets include the amount of assets expected to be received from the Enron Trust.

The weighted-average assumptions used to determine Transwestern’s benefit obligations for the year ended December 31, 2005 were as follows:

As of December 31, 2005
Discount rate	5.50%
Health care cost trend rates
(graded to 4.65% by year 2012)	12.00%

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

Transwestern’s OPEB benefit costs for the period presented consisted of the following:

OPEB (in thousands)
Service cost	$42
Interest cost	213
Expected return on plan assets	(162)
Amortization of prior service cost	—
Recognized actuarial gain	(97)

Net periodic benefit cost	$(4)

The weighted-average assumptions used to determine Transwestern’s OPEB benefit costs for the period presented were:

Year Ended December 31, 2005
Discount rate	5.75%
Expected long-term return on plan assets	5.00%
Health care cost trend rates
(graded to 4.75% by year 2012)	12.00%

Transwestern employs a building block approach in determining the expected long-term rate of return on plan assets. Historical markets are studied and long-term historical relationships between equities and fixed-income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term market assumptions are determined. The long-term portfolio return is established via a building block approach with proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

The sensitivity to changes in assumed health care cost trend rates for Transwestern ‘s OPEB is as follows:

	1 Percentage Point Increase	1 Percentage Point Decrease
(in thousands)
Effect on total service and interest cost components	$6	$(6)
Effect on postretirement benefit obligation	$113	$(99)

Discount Rate Selection - The discount rate for each measurement date is selected via a benchmark approach that reflects comparative changes in the Moody’s Long Term Corporate Bond Yield for AA Bond ratings with maturities 20 years and above and the Citigroup Pension Liability Index Discount Rate.

The result is compared for consistency with the single rate determined by projecting the aggregate employer provided benefit cash flows from each plan for each future year, discounting such projected cash flows using annual spot yield rates published as the Citigroup Pension Discount Curve on the Society of Actuaries website for each measurement date and determining the single discount rate that produces the same discounted value. The result is rounded to the nearest multiple of 25 basis points.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

Plan Asset Information - The plan assets shall be invested in accordance with sound investment practices that emphasize long-term investment fundamentals. An investment objective of income and growth for the plan has been adopted. This investment objective: (i) is a risk-averse balanced approach that emphasizes a stable and substantial source of current income and some capital appreciation over the long-term; (ii) implies a willingness to risk some declines in value over the short-term, so long as the plan is positioned to generate current income and exhibits some capital appreciation; (iii) is expected to earn long-term returns sufficient to keep pace with the rate of inflation over most market cycles (net of spending and investment and administrative expenses), but may lag inflation in some environments; (iv) diversifies the plan in order to provide opportunities for long-term growth and to reduce the potential for large losses that could occur from holding concentrated positions; and (iv) recognizes that investment results over the long-term may lag those of a typical balanced portfolio since a typical balanced portfolio tends to be more aggressively invested. Nevertheless, this plan is expected to earn a long-term rate of return that compares favorably to appropriate market indices.

It is expected that these objectives can be obtained through a well-diversified portfolio structure in a manner consistent with the investment policy.

Transwestern’s OPEB weighted-average asset allocation by asset category for the $0.4 million of assets actually in the VEBA Trust at December 31, 2005 is as follows:

Year Ended December 31, 2005
Equity securities	0%
Debt securities	0%
Cash and cash equivalents	100%

Total	100%

(7)	Rate Matters and Regulatory Issues

Rate matters and regulatory issues are regulated by the FERC, and are subject to the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” SFAS No. 71 allows companies whose service obligations and prices are regulated to record deferred charges (regulatory assets) representing costs they expect to recover from customers through inclusion in future rates. Likewise, costs recovered that should be excluded from the rate base are recorded as deferred credits (regulatory liabilities). If events were to occur that would make the recovery of these assets and liabilities no longer probable, Transwestern would be required to write down these regulatory assets and liabilities.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

The principal components of Transwestern’s regulatory assets at December 31, 2005 are as follows (in thousands):

2005
Regulatory assets:
Accumulated reserve adjustment	$43,799
AFUDC gross-up	9,191
Environmental costs (see Note 8)	4,902
South Georgia deferred tax receivable	2,638
Other post employment benefits (see Note 6)	1,135
Deferred contract reformation costs	505
Deferred loss on receivables	722
Litigation costs	633
Purchase gas adjustments alternative rate recovery	447
Other	897

$64,869

At December 31, 2005, all of Transwestern’s regulatory assets are considered probable of recovery in rates.

The accumulated reserve adjustment included in the table above resulted from a settlement agreement dated May 2, 1995 (May 2, 1995 Settlement) further described below. The settlement approved Transwestern’s proposal to refunctionalize certain facilities from production and gathering to transmission, and from transmission to production and gathering. As directed by the FERC Order (Docket No. RP95-271-000) issued upon approval of the settlement, Transwestern established a regulatory asset for an accumulated reserve adjustment of $50.1 million, which represents the difference between recorded amounts of accumulated depreciation (determined on a vintage basis) and approved amounts of accumulated depreciation based on remaining reserves related to the gathering facilities. The accumulated reserve adjustment is being amortized at a 1.2 percent annual rate. Concurrent with the amortization, Transwestern records an entry to reduce depreciation expense and reduce accumulated amortization. Management believes that these entries are appropriate based on the intent of the settlement. Transwestern intends to continue to seek recovery of this asset in future rate case filings.

In the May 2, 1995 Settlement, Transwestern and certain of its current firm customers also agreed to contract settlement rates through the lives of these customers’ contracts, and agreed that Transwestern would be required to file a new rate case to become effective no later than November 1, 2006. The settlement was approved on July 27, 1995.

Transwestern filed on April 8, 2004 an application with the FERC in CP04-104-000 for an expansion project (Expansion Project) that increased incremental capacity by 375,000 dekatherms per day on the San Juan Lateral from the Blanco Hub, located in San Juan County, New Mexico, to the Gallup area located at the interconnection of the San Juan Lateral and Transwestern’s mainline. The Expansion Project expanded Transwestern’s natural gas transmission system through the construction of approximately 72.6 miles of pipeline looping on the existing San Juan Lateral and causing Transwestern to abandon, install, and modify facilities at three existing compressor stations for additional compression totaling 20,000 horsepower. The Expansion Project was approved by the FERC on August 5, 2004, and the facilities were placed in service on May 1, 2005 at a final estimated cost to construct of $123.9 million.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

(8)	Commitments and Contingencies

From time to time, in the normal course of business, Transwestern is involved in litigation, claims or assessments that may result in future economic detriment. Transwestern evaluates each of these matters and determines if loss accruals are necessary as required by SFAS No. 5, “Accounting for Contingencies.” Transwestern does not expect to experience losses that would be materially in excess of the amounts accrued at December 31, 2005.

Legal Proceedings

In re Natural Gas Royalties Qui Tam Litigation, MDL Docket No. 1293 (D. Wy), the plaintiff has filed actions against a number of companies, including Transwestern, now transferred to the U.S. District Court for the District of Wyoming, for damages for mismeasurement of gas volumes and Btu content, resulting in lower royalties to mineral interest owners. Transwestern believes that its measurement practices conformed to the terms of its FERC Gas Tariff, which is filed with and approved by FERC. Transwestern’s legal exposure, if any, related to the ultimate resolution of this matter is not currently determinable.

Transwestern is managing three threatened trespass actions related to right of way (ROW) on Tribal or allottee land. The first action involves an agreement with the United States Department of the Interior, Bureau of Indian Affairs (BIA) covering 44 miles of ROW on a total of 69 Navajo allotments. This ROW agreement expired on January 1, 2004. One allottee sent a letter dated January 16, 2004 to the BIA claiming Transwestern is trespassing. Discussions are ongoing with the BIA to approve the renewal application, which was filed in October 2002. The second action involves a 1990 Grant of Easement and Right of Way by the Secretary of the Interior covering 6.6 miles of Southern Ute land assigned by Northwest Pipeline Corporation (Northwest Pipeline) to Transwestern in 1996. Application was made to the BIA for approval of that assignment, but no action was taken. On May 27, 2003 and September 2, 2003, counsel for the Southern Ute Tribe sent letters to Transwestern alleging trespass. Under the operative regulations and the underlying agreements, Transwestern believes that the consent of the Tribe is not required to assign the ROW grant from Northwest Pipeline to Transwestern. A tentative settlement has been reached in this matter which extends the subject ROW, which expired in September, 2005 to September 2020. The third action concerns 5,100 feet of ROW on private allotments within the Laguna Pueblo expired on December 28, 2002. Transwestern received a letter dated March 19, 2003 from the BIA on behalf of the two allottees asserting trespass. Transwestern’s legal exposure related to this matter is not currently determinable. The settlement will not have a material impact on Transwestern’s financial position, results of operations or cash flows.

Effective December 16, 2004, Citicorp North America, Inc. (Citicorp) claimed, in its capacity as the Paying Agent and Co-Administrative Agent, that any recovery in the litigation captioned Enron Corp. et al. v. Citigroup, Inc. et al. (the Litigation), together with legal fees and expenses incurred by Citicorp in defending the Litigation, would be indemnity obligations (the Obligations) of Transwestern under its Credit Agreement dated November 13, 2001. Under the terms of the Purchase Agreement, CCE Holdings and certain of its subsidiaries are indemnified against the Obligations by Enron and certain of its subsidiaries. Accordingly, Transwestern does not believe that it has any material liability from Citicorp’s claims.

On December 30, 2005, CPW America Co. filed suit against Transwestern (CPW America Co. v. Transwestern Pipeline Company, LLC, 11th Judicial District Court of Harris County, Texas) seeking $1.5 million, plus interest and fees, based upon a sworn account, breach of contract, breach of covenant of good faith and fair dealing, unjust enrichment and quantum meruit. CPW claims Transwestern failed to make full payment to CPW for pipe provided to Transwestern for the San Juan Expansion. Transwestern filed an answer to these claims on January 20, 2006 in which Transwestern denied any liability in this matter.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

Phoenix Expansion Project

On November 22, 2005, FERC granted Transwestern’s request to use the pre-filing review process for Transwestern’s proposed Phoenix Expansion Project. The project has been assigned Docket No. PF06-4-000. The Phoenix Expansion Project, as currently proposed, consists of the construction and operation of approximately 260 miles of 36-inch diameter natural gas pipeline extending from the existing mainline in Yavapai County, Arizona to delivery points in the Phoenix, Arizona area. In addition, Transwestern proposes to complete the looping on its existing San Juan Lateral with approximately 25 miles of 36-inch diameter pipeline. Other major facilities include the abandonment and the replacement of the existing compression facilities at Transwestern’s Compressor Station No. 4. Transwestern is proposing to file its application on or before July 1, 2006, with a projected in-service date of early 2008. As of February 28, 2006 Transwestern has executed expansion agreements with shippers for volumes sufficient in Transwestern’s judgment to commence further development of the Phoenix Expansion Project. The project scope and structure are under discussion with the CCE Holdings members.

Rates and Regulatory Matters

On August 1, 2002, the FERC issued an Order to Respond (August 1 Order) to Transwestern. The order required Transwestern, within 30 days of the date of the order, to provide written responses stating why the FERC should not find that: (i) Transwestern violated FERC’s accounting regulations by failing to maintain written cash management agreements with Enron; and (ii) the secured loan transactions entered into by Transwestern in November 2001 were imprudently incurred and why the costs arising from such transactions should be passed on to ratepayers. Transwestern filed a response to the August 1 Order and subsequently entered into a settlement with the FERC staff that resolved, as to Transwestern, the issues raised by the August 1 Order. The FERC approved this settlement; however, a group of Transwestern’s customers filed a request for clarification and/or rehearing of the FERC order approving the settlement. This customer group claimed that there is an inconsistency between the language of the settlement agreement and the language of the FERC order approving the settlement. This alleged inconsistency relates to Transwestern’s ability to pass through to its ratepayers the costs of any replacement or refinancing of the secured loan transactions entered into by Transwestern in November 2001. Transwestern filed a response to the customer group’s request for rehearing and/or clarification and this matter is currently awaiting FERC action.

On December 15, 2003, the U.S. Department of Transportation issued a Final Rule requiring pipeline operators to develop integrity management programs (Pipeline Integrity Program) to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the regulation defines as “high consequence areas” (HCAs). This rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a bill signed into law on December 17, 2002. The rule requires operators to identify HCAs along their pipelines by December 2004 and to have begun baseline integrity assessments, comprised of in-line inspection (smart pigging), hydrostatic testing, or direct assessment, by June 2004. Operators must risk rank their pipeline segments containing HCAs, and must complete assessments on at least 50 percent of the segments using one or more of these methods by December 2007. Assessments will generally be conducted on the higher risk segments first with the balance being completed by December 2012. The costs of utilizing these methods typically range from a few thousand dollars per mile to in excess of $15,000 per mile. In addition, some system modifications will be necessary to accommodate the in-line inspections. While identification and location of all the HCAs has been completed, it is impossible to determine the scope of required remediation activities prior to completion of the assessments and inspections. Therefore, the cost of implementing the requirements of this regulation is impossible to determine with certainty at this time. The required modifications and inspections are estimated to range from approximately $3.0 – $5.0 million per year, inclusive of remediation costs.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

Environmental Matters

Transwestern is subject to extensive federal, state and local environmental laws and regulations. These laws and regulations require expenditures in connection with the construction of new facilities, the operation of existing facilities and for remediation at various operating sites. The implementation of the Clean Air Act Amendments is expected to result in increased operating expenses. These increased operating expenses are not expected to have a material impact on Transwestern’s financial position or results of operations.

Transwestern conducts soil and groundwater remediation at a number of its facilities. The costs of such remediation totaled $4.4 million during 2005. The total future estimated cost of remediation activities is $13.6 million. The costs over the next five years are expected to be: 2006 - $3.6 million, 2007 - $2.0 million, 2008 - $1.8 million, 2009 - $1.7 million and 2010 - $1.4 million. The expenditures thereafter are estimated to be $3.1 million for soil and groundwater remediation. Approximately $5.3 million of these costs were recorded in expense for 2005 for remediation of several compressor sites on the Transwestern system for the presence of polychlorinated biphenyls (PCBs) which are not eligible for recovery in rates. The accrual is recognized in other current liabilities and other deferred credits in the accompanying 2005 balance sheet. Transwestern also established a regulatory asset of $4.9 million for the portion of soil and groundwater remediation not related to PCBs and will request recovery of these costs in the next rate case (see Note 7).

Transwestern incurred, and continues to incur, certain costs related to PCBs that migrated into customer’s facilities. Because of the continued detection of PCBs in the customer’s facilities downstream of Transwestern’s Topock and Needles stations, Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing the PCBs. Costs of these remedial activities totaled $0.4 million during 2005. Future costs cannot be reasonably estimated because remediation activities are undertaken as claims are made by customers and former customers, and accordingly, no accrual has been established for these costs at December 31, 2005. However, such future costs are not expected to have a material impact on Transwestern’s financial position or results of operations or cash flows.

Environmental regulations were recently modified for United States Environmental Protection Agency’s Spill Prevention, Control and Countermeasures (SPCC) program. Transwestern is currently reviewing the impact to its operations and expects to expend resources on tank integrity testing and any associated corrective actions as well as potential upgrades to containment structures. Costs associated with tank integrity testing and resulting corrective actions cannot be reasonably estimated at this time, but Transwestern believes such costs will not have a material adverse effect on its financial position, results of operations or cash flows.

Capital Commitments and Purchase Obligations

Transwestern and certain of its affiliates, as former members of the Enron consolidated tax group through November 16, 2004, are jointly and severally liable for the tax liability of the consolidated group for the years that they were members of the group pursuant to Treasury regulation §1.1502-6 or any state, local or foreign tax arising under the principles of successor or transferee liability. Management believes that Transwestern’s exposure to Enron’s consolidated tax liability is limited, in part because the purchase agreement (Purchase Agreement), dated June 24, 2004 (as amended by that certain Amendment No. 1 to Purchase Agreement, dated September 1, 2004, and that certain Amendment No. 2 to Purchase Agreement, dated November 11, 2004), for the Acquisition provided for an indemnification of the Transfer Group Companies, as defined therein, by Enron for any federal or state income tax liabilities in excess of $5.7 million.

Transwestern has operating leases, some of which are subject to a CPI-based adjustment, which extend existing rights-of-way along its natural gas pipeline system. Lease costs charged to expense were $6.5 million during 2005.

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

Future minimum payments under non-cancelable leases are as follows (in millions):

Year Ending December 31,	Operating Leases
2006	$3.2
2007	3.3
2008	3.3
2009	3.3
2010	0.3
Thereafter	3.3

Total	$16.7

In addition to the lease payments, Transwestern recognizes noncash lease expense related to amortization of prepayments made in accordance with certain lease terms. In 2001, Transwestern paid $3.5 million in a lump sum for a right-of-way lease, which is being amortized to lease expense over the twenty-year period beginning January 1, 2003. In 2002, Transwestern paid $18.0 million in a lump sum for a right-of-way lease, which is being amortized to lease expense over the six-year period beginning January 1, 2004. Included in the above schedule for that six-year lease agreement are amounts that commenced January 1, 2004 at an initial annual payment of $2.3 million, subject to a CPI-based adjustment in future years. The remainder of the future minimum lease payments pertains to a twenty-year lease agreement with annual payment requirements of $0.3 million, which became effective on December 28, 2002.

(9)	Related Party Transactions

Under a Guaranty Agreement with Enron and certain of its subsidiaries, CrossCountry and certain of its subsidiaries (including Transwestern) jointly and severally guaranteed all obligations of CCE Holdings related to the Purchase Agreement.

Effective April 1, 2004, services previously provided by bankrupt Enron affiliates to Transwestern pursuant to the allocation methodology ordered by the Bankruptcy Court were covered and charged under the terms of the Transition Services Agreement / Transition Supplemental Services Agreement (TSA/TSSA). This agreement between Enron and CrossCountry is administered by CrossCountry Energy Services, LLC (CCES), which has allocated to Transwestern its share of total costs. Effective November 17, 2004, an amended TSA/TSSA agreement was put into effect. This agreement expired on July 31, 2005. The total costs are not materially different from those previously charged. Transwestern accrued administrative expenses from Enron and affiliated service companies of approximately $1.3 million in the period of January 1, 2005 through July 31, 2005.

Effective November 5, 2004, CCE Holdings entered into an Administrative Services Agreement (ASA) with SU Pipeline Management LP (Manager), a wholly owned subsidiary of Southern Union. Pursuant to the ASA, Manager is responsible for the operations and administrative functions of the enterprise, CCE Holdings and Manager will share certain operations of Manager and its affiliates, and CCE Holdings and its subsidiaries will be obligated to bear their allocated share of costs of the Manager and its affiliates, as well as certain transition costs and, under certain conditions, pay annual management fees to Manager. Costs are allocated by Manager and its affiliates to the operating subsidiaries and investees, based on relevant criteria, including time spent, miles of pipe, total assets, labor allocations, or other appropriate methods. Transition costs are non-recurring costs of establishing the shared services, including but not limited to severance costs, professional fees, certain transaction costs, and the costs of relocating offices and personnel. Management fees are to be calculated based on a percentage of the amount by which certain earnings targets are exceeded. All management fees were expensed by CCE Holdings in 2005. Administrative costs allocated to Transwestern under the ASA totaled $3.4 million in the

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

year ended December 31, 2005. Shared services are also exchanged between other affiliate companies.

Effective November 18, 2004, Transwestern entered into a revolving credit agreement with CCES to provide CCES with up to $5.0 million of additional working capital. The interest rate in effect under the agreement is LIBOR plus 0.875 percent. CCES repaid the $4.0 million balance outstanding at December 31, 2004 by March 2005. On December 31, 2005 there was no balance outstanding.

(10)	Subsequent Event (unaudited)

On September 15, 2006, a series of transactions was announced which are designed to result in Southern Union owning the 50% indirect interest in Florida Gas Transmission Company (FGT), currently owned by CCE Holdings, and eliminating its ownership interest in Transwestern. To effect these transactions, Energy Transfer Partners, L.P. (Energy Transfer) has entered into an agreement to acquire the 50% Class B membership interest in CCE Holdings from GE and other investors. CCE Holdings was formed in 2004 to purchase CrossCountry from Enron and its affiliates.

Additionally, Energy Transfer and CCE Holdings have entered into a Redemption Agreement whereby Energy Transfer’s 50% Class B membership interest will be redeemed in exchange for 100% of the equity interests in Transwestern. Upon closing of both transactions, CCE Holdings will be 100% owned by wholly-owned subsidiaries of Southern Union and will own 50% of Citrus Corp., the holding company for FGT. The remaining 50% of Citrus Corp. is owned by an affiliate of El Paso Corporation. CCE Holdings will continue to have outstanding approximately $455 million in indebtedness after the closing of both transactions.

The transactions are expected to close in the fourth quarter of 2006 pending receipt of necessary regulatory approvals and other customary closing conditions.

TRANSWESTERN PIPELINE COMPANY, LLC

Financial Statements

As of September 30, 2006 and December 31, 2005

And

For the Nine Months Ended September 30, 2006 and 2005

TRANSWESTERN PIPELINE COMPANY, LLC

Financial Statements

As of September 30, 2006 and December 31, 2005

And

For the Nine Months Ended September 30, 2006 and 2005

Contents

Balance Sheets	2-3

Statements of Operations	4

Statement of Member’s Equity	5

Statements of Cash Flows	6

Notes to Financial Statements	7-15

TRANSWESTERN PIPELINE COMPANY, LLC

BALANCE SHEETS

(Unaudited)

	September 30, 2006	December 31, 2005
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$48,236	$17,529
Accounts receivable - customers, net of allowance of $788 and $98 in 2006 and 2005, respectively	19,774	20,357
Accounts receivable - associated companies	428	261
Transportation and exchange gas receivable	5,517	4,812
Materials and supplies	968	957
Other	4,901	6,989

Total Current Assets	79,824	50,905

Property, Plant and Equipment, at Cost
Plant in service	1,074,345	1,088,608
Construction work in progress	26,744	7,419

	1,101,089	1,096,027
Less - Accumulated depreciation and amortization	(31,601)	(25,567)

Property, Plant and Equipment, Net	1,069,488	1,070,460

Other Assets
Goodwill	113,289	113,289
Regulatory assets	62,007	64,869
Other, net	29,542	38,951

Total Other Assets	204,838	217,109

Total Assets	$1,354,150	$1,338,474

The accompanying notes are an integral part of these financial statements.

2

TRANSWESTERN PIPELINE COMPANY, LLC

BALANCE SHEETS

(Unaudited)

	September 30, 2006	December 31, 2005
	(In Thousands)
LIABILITIES AND MEMBER’S EQUITY

Current Liabilities
Accounts payable
Trade and other	$1,526	$5,093
Associated companies	4,890	9,270
Transportation and exchange gas payable	5,558	5,140
Accrued taxes, other than income	8,120	5,777
Accrued interest	10,493	3,487
Other	15,885	11,489

Total Current Liabilities	46,472	40,256

Deferred Credits	9,922	12,206

Long-term Debt	520,000	565,000

Commitments and Contingencies (Note 10)

Member’s Equity	777,756	721,012

Total Liabilities and Member’s Equity	$1,354,150	$1,338,474

The accompanying notes are an integral part of these financial statements.

3

TRANSWESTERN PIPELINE COMPANY, LLC

STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
	(In Thousands)
Revenues
Transportation	$124,783	$142,137
Gas and liquids sales	41,998	33,232
Other revenues	68	68

Total Revenues	166,849	175,437

Costs and Expenses
Operating and maintenance	48,177	38,040
Amortization of regulatory assets	2,698	3,494
Depreciation and amortization	25,043	22,569
Taxes, other than income taxes	9,008	8,837

Total Costs and Expenses	84,926	72,940

Operating Income	81,923	102,497

Other Income (Expense)
Interest income	786	475
Interest expense and related charges, net	(23,054)	(24,826)
Other, net	89	3,484

Total Other Income (Expense)	(22,179)	(20,867)

Net Income	$59,744	$81,630

The accompanying notes are an integral part of these financial statements.

4

TRANSWESTERN PIPELINE COMPANY, LLC

STATEMENT OF MEMBER’S EQUITY

(Unaudited)

Member’s Equity
(In Thousands)
Balance, December 31, 2005	721,012
Distributions to Member	(3,000)
Net income	59,744

Balance, September 30, 2006	$777,756

The accompanying notes are an integral part of these financial statements.

5

TRANSWESTERN PIPELINE COMPANY, LLC

STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
	(In Thousands)
Cash Flows From Operating Activities
Net income	$59,744	$81,630
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	25,043	22,569
Amortization of regulatory assets	2,698	3,494
Amortization of debt costs	1,305	1,303
Provision for bad debts	690	—
Other assets and liabilities, non-cash adjustments	(1,612)	(1,240)
Changes in operating assets and liabilities:
Accounts receivable	(273)	(2,088)
Transportation and exchange gas receivable	(705)	(5,478)
Accounts payable	(7,947)	(5,978)
Transportation and exchange gas payable	418	3,880
Accrued taxes, other than income	2,343	3,779
Accrued interest	7,006	7,255
Other current assets and liabilities	5,022	4,298

Net Cash Provided by Operating Activities	93,732	113,424

Cash Flows From Investing Activities
Capital expenditures	(29,565)	(78,530)
Proceeds from sale of assets	14,626	—
Decrease in current note receivable - associated company	—	4,000

Net Cash Used in Investing Activities	(14,939)	(74,530)

Cash Flows From Financing Activities
Debt proceeds	—	20,000
Debt repayments	(45,000)	—
Debt issuance costs	(86)	(661)
Member’s contributions	—	20,000
Distributions to Member	(3,000)	(19,300)

Net Cash Provided/(Used) in Financing Activities	(48,086)	20,039

Net Increase in Cash and Cash Equivalents	30,707	58,933

Cash and Cash Equivalents, Beginning of Period	17,529	2,513

Cash and Cash Equivalents, End of Period	$48,236	$61,446

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$14,725	$16,853

The accompanying notes are an integral part of these financial statements.

6

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2006

(Unaudited)

(1)	Basis of Presentation

Transwestern Pipeline Company, LLC (Transwestern) is a wholly owned subsidiary of Transwestern Holding Company, LLC (TW Holdings). Effective March 31, 2004, pursuant to Enron Corp’s (Enron) plan of reorganization filed with the United States Bankruptcy Court in the Southern District of New York (Bankruptcy Court), Enron and certain of its subsidiaries transferred their interests in TW Holdings, among other assets, to CrossCountry Energy, LLC (CrossCountry), which at the time was a wholly owned subsidiary of Enron.

Effective November 17, 2004, CrossCountry became a wholly owned subsidiary of CCE Holdings, LLC (CCE Holdings), which is a joint venture owned by subsidiaries of Southern Union Company (Southern Union)(50 percent), GE Commercial Finance Energy Financial Services (GE)(approximately 30 percent) and four minority interest owners (approximately 20 percent in the aggregate). All of the voting interests in CCE Holdings are owned by Southern Union and GE.

On September 15, 2006, a series of transactions was announced which are designed to result in Southern Union eliminating its indirect ownership interest in Transwestern, which is to be acquired by Energy Transfer Partners, L.P. (Energy Transfer) and Southern Union owning all of the outstanding interests in CCE Holdings. To effect these transactions, Energy Transfer entered into an agreement which closed November 1, 2006 to acquire the 50% Class B membership interest in CCE Holdings from GE and other investors. Additionally, Energy Transfer and CCE Holdings entered into a Redemption Agreement (Redemption) on December 1, 2006 whereby Energy Transfer’s 50 percent Class B membership interest in CCE Holdings was redeemed in exchange for 100 percent of the equity interests in Transwestern. Effective with the close of the Redemption, CCE Holdings is 100 percent owned by wholly-owned subsidiaries of Southern Union and owns 50 percent of Citrus Corp., the holding company for Florida Gas Transmission Company, LLC with the remaining 50 percent of Citrus Corp owned by an affiliate of El Paso.

Transwestern owns and operates approximately 2,400 miles of interstate natural gas transmission pipeline extending from Texas, through the San Juan Basin to the California border. Transwestern is a major natural gas transporter to the California border, and delivers natural gas from the east end of its system to Texas intrastate and Midwest markets.

The financial statements included herein are unaudited. These statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. Certain prior period amounts have been reclassified to conform to the current period presentation and certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with Transwestern’s audited financial statements and the notes thereto for the year ended December 31, 2005.

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TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

(2)	New Accounting Principles

FIN 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109” (FIN 48 or the Interpretation): Issued by the Financial Accounting Standards Board (FASB) in July 2006, this Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition and measurement threshold attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Transwestern does not expect an impact on its financial statements because of its conversion to an LLC on or about November 17, 2004.

FASB Statement No. 157, “Fair Value Measurements” (FASB Statement No. 157 or the Statement): Issued by the FASB in September 2006, this Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Where applicable, this Statement simplifies and codifies related guidance within generally accepted accounting principles. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Transwestern is currently evaluating the impact of this Statement on its financial statements.

FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (FASB Statement No. 158 or the Statement): Issued by the FASB in September 2006, this Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The recognition and disclosure provision of the Statement are effective for fiscal years ending after December 15, 2006, and the measurement provisions of the Statement are effective for fiscal years ending after December 15, 2008. Transwestern does not believe the adoption of this Statement will have a material impact on its financial statements.

SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB No. 108). In September 2006, the Securities and Exchange Commission (SEC) provided guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 establishes a dual approach that requires quantification of financial statement errors based on the effects of the error on each of the company’s financial statements and the related financial statement disclosures. SAB No. 108 is effective for fiscal years ending after November 15, 2006. Transwestern does not believe the adoption of this guidance will have a material impact on its financial statements.

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TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

(3)	Related Party Transactions

The following tables summarize transactions with affiliates (in millions):

	Nine Months Ended September 30,
	2006	2005
Income Statement:
Operating and maintenance expenses	$11.4	$9.0

Transwestern has related party activities with CrossCountry Energy Services, LLC (a subsidiary of CCE Holdings), Panhandle Eastern Pipe Line Company, LP (a subsidiary of Southern Union) and other related parties for operational and administrative services performed on behalf of Transwestern and corporate service charges from Southern Union. Expenses are generally charged based on either actual usage of services or allocated based on estimates of time spent working for the benefit of the various affiliated companies.

	September 30, 2006	December 31, 2005
Balance Sheet:
Accounts Receivable from Associated Companies	$0.4	$0.3
Accounts Payable to Associated Companies	$4.9	$9.3

Accounts Receivable from Associated Companies and Accounts Payable to Associated Companies are related to various operating and administrative charges to and by its affiliates, respectively.

(4)	Long Term Debt

The following table sets forth the long-term debt of Transwestern at the dates indicated.

Long-term Debt	Year Due	September 30, 2006	December 31, 2005
		(In thousands)
5.39% Senior Notes	2014	$270,000	$270,000
5.54% Senior Notes	2016	250,000	250,000
Revolving Credit Facility (LIBOR plus 0.45%)	2010	—	45,000

Total debt outstanding		520,000	565,000
Less current maturities		—	—

Total long-term debt		$520,000	$565,000

Transwestern’s credit agreements contain financial covenants related to maintaining certain debt-to-capital ratios and interest coverage ratios. Transwestern’s credit agreements also contain other restrictive covenants that, among other things, limit the incurrence of additional debt, limit the distribution of capital and prohibit the sale of a significant portion of assets. Transwestern’s

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TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

revolving credit facility also contains a change of control restriction. A failure by Transwestern to satisfy any such covenant would be considered an event of default under the associated credit agreements, which would become immediately due and payable if Transwestern did not cure such default within any permitted cure period or if Transwestern did not obtain amendments, consents or waivers from its lenders with respect to such covenants. In regard to the senior unsecured debt, any change of control would require Transwestern to offer to prepay 100 percent of principal plus accrued interest to the date of prepayment, but without any premium. At September 30, 2006 and December 31, 2005, Transwestern was in compliance with all such covenants. On September 30, 2006, Transwestern had no outstanding balance under the Revolving Facility which is due by December 21, 2010.

Due to the change of control which occurred upon Energy Transfer’s purchase of GE’s interest in CCE Holdings (including Transwestern) on November 1, 2006, Transwestern was required to offer to prepay the senior notes at par and has offered such prepayment on February 1, 2007. Note holders with approximately $289.5 million of the senior notes have accepted the offer of prepayment. Transwestern plans to refinance these obligations with proceeds from new bank financings and is in the preliminary stages of planning for the refinancing. If Transwestern is not able to obtain the refinancing within the required timeframe, Transwestern intends to repay these obligations with proceeds borrowed from Energy Transfer under its existing credit facilities. However, Transwestern reasonably believes that it has the ability to refinance these obligations within the required timeframes, although there can be no assurances that the anticipated refinancings will occur.

Transwestern received consent under the terms of its revolving credit facility for the CCE Holdings change of control when Energy Transfer became a 50 percent owner of CCE Holdings on November 1, 2006. The Redemption transaction, which closed December 1, 2006, required the revolving credit facility to be either approved by the lender, to be assumed by Energy Transfer or be terminated by Transwestern. Transwestern terminated its revolving credit facility at the closing of the Redemption transaction.

(5)	Benefits

Net periodic benefit cost for the nine months ended September 30, 2006 and 2005 for postretirement benefit plans other than pensions (OPEB) includes the following components:

	Nine Months Ended September 30,
OPEB	2006	2005
	(In thousands)
Service cost	$24	$32
Interest cost	113	160
Expected return on plan assets	(129)	(122)
Net (gain)/loss amortization	(92)	(73)

Net periodic benefit cost	$(84)	$(3)

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TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

(6)	Allowance for Funds Used During Construction (AFUDC)

Other income, net, includes $0.2 million and $3.3 million of AFUDC for equity funds used during construction, and related gross-up, for the nine months ended September 30, 2006 and 2005, respectively. The amount in 2005 is primarily related to Transwestern’s San Juan 2005 Expansion Project placed in service in May 2005 and included in the accompanying balance sheets within Property, Plant and Equipment.

Interest expense and related charges, net, includes nil and $0.7 million of AFUDC for borrowed funds used during construction for the nine months ended September 30, 2006 and 2005, respectively. The amount in 2005 is primarily related to Transwestern’s San Juan 2005 Expansion Project placed in service in May 2005 and included in the accompanying balance sheets within Property, Plant and Equipment.

(7)	Significant Customers

During December 2005, one of Transwestern’s significant customers, Calpine Energy Services, L.P. (Calpine), filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code. In May 2006, Calpine, still under bankruptcy protection, repudiated its firm transportation contract with Transwestern which could impact Transwestern’s results of operations in future periods if replacement shippers are not found at similar rates. In 2006, Transwestern increased its bad debt reserve to $0.8 million against Accounts Receivable billed prior to Calpine’s rejection of the contract with an offsetting charge of $0.7 million in Operating and Maintenance expense in the accompanying balance sheets and statements of operations.

Southern California Gas Company, one of Transwestern’s significant customers, had transportation contracts which expired on October 31, 2005. Effective November 1, 2005 the contracts were renegotiated and replaced with terms less favorable on rates and volumes for Transwestern and will continue to have a significant impact on the results of operations in future periods if replacement shippers are not found at similar rates.

(8)	San Juan 2005 Expansion Project

Transwestern’s San Juan 2005 Expansion Project went into service May 1, 2005 resulting in increases in transportation revenues, partially offset by higher operating expenses, depreciation and property taxes.

(9)	System Balancing Expenses

System balancing gains and losses represent the settlement and valuation of volumetric gas imbalances which occur as a result of net differences of gas received and delivered. Transwestern recorded a system balancing expense of $2.1 million for the nine months ended September 30, 2006 and gains of $4.0 million for the nine months ended September 30, 2005, respectively.

11

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

(10)	Commitments and Contingencies

From time to time, in the normal course of business, Transwestern is involved in litigation, claims or assessments that may result in future economic detriment. Where appropriate, Transwestern has made accruals in accordance with FASB Statement No. 5, Accounting for Contingencies, in order to provide for such matters. Management believes the final disposition of these matters will not have a material adverse effect on Transwestern’s results of operations or financial position.

Legal Proceedings

Jack Grynberg, an individual, has filed actions against a number of companies, including Transwestern, now transferred to the U.S. District Court for the District of Wyoming, for damages for mis-measurement of gas volumes and Btu content, resulting in lower royalties to mineral interest owners. On October 20, 2006, the District Judge adopted in part the earlier recommendation of the Special Master in the case and ordered the dismissal of the case against Transwestern. Transwestern believes that its measurement practices conformed to the terms of its Federal Energy Regulatory Commission (FERC) Gas Tariffs, which were filed with and approved by FERC. As a result, Transwestern believes that it has meritorious defenses to these lawsuits (including FERC-related affirmative defenses, such as the filed rate/tariff doctrine, the primary/exclusive jurisdiction of FERC, and the defense that Transwestern complied with the terms of its tariffs) and will continue to vigorously defend against them, including any appeal which may be taken from the dismissal of the Grynberg case. Transwestern does not believe the outcome of this case will have a material adverse effect on its financial position, results of operations or cash flows.

Transwestern is managing two threatened trespass actions related to right of way (ROW) on Tribal or allottee land. The first action involves an agreement with the United States Department of the Interior, Bureau of Indian Affairs (BIA) covering 44 miles of ROW on a total of 69 Navajo allotments. This ROW agreement expired on January 1, 2004. One allottee sent a letter dated January 16, 2004 to the BIA claiming Transwestern is trespassing. Discussions are ongoing with the BIA to approve the renewal application, which was filed in October 2002. The second action concerns 5,100 feet of ROW on private allotments within the Laguna Pueblo expired on December 28, 2002. Transwestern received a letter dated March 19, 2003 from the BIA on behalf of the two allottees asserting trespass. Transwestern’s legal exposure related to this matter is not currently determinable. Settlement documents were fully executed on June 14, 2006 on a third matter which involved a claim related to a 1990 Grant of Easement and Right of Way by the Secretary of the Interior covering over 6.6 miles of Southern Ute land assigned by Northwest Pipeline Corporation (Northwest Pipeline) to Transwestern in 1996. Transwestern received a Grant of Easement from the BIA for the 6.6 miles on October 30, 2006. The Grant of Easement and Right of Way extends the subject ROW, which expired in September 2005 to September 2020 for a net cost to Transwestern of $1.8 million which is recorded within Other deferred assets in the accompanying balance sheets. The cost of the right of way will be expensed to Operating and maintenance expense within the income statement over the period of the agreement. The settlement will not have a material impact on Transwestern’s financial position, results of operations or cash flows.

Effective December 16, 2004, Citicorp North America, Inc. (Citicorp) claimed, in its capacity as the Paying Agent and Co-Administrative Agent, that any recovery in the litigation captioned Enron Corp. et al. v. Citigroup, Inc. et al. (the Litigation), together with legal fees and expenses incurred by Citicorp in defending the Litigation, would be indemnity obligations (the Obligations) of Transwestern under its Credit Agreement dated November 13, 2001. Under the terms of the Purchase Agreement, CCE Holdings and certain of its subsidiaries are indemnified against the

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TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

Obligations by Enron and certain of its subsidiaries. Accordingly, Transwestern does not believe that it has any material liability from Citicorp’s claims.

On December 30, 2005, CPW America Co. filed suit against Transwestern (CPW America Co. v. Transwestern Pipeline Company, LLC, 11th Judicial District Court of Harris County, Texas) seeking $1.5 million, plus interest and fees, based upon a sworn account, breach of contract, breach of covenant of good faith and fair dealing, unjust enrichment and quantum meruit. CPW claims Transwestern failed to make full payment to CPW for pipe provided to Transwestern for the San Juan Expansion. Transwestern settled this matter through mediation for $0.9 million which is reflected within Property, plant and equipment in the accompanying balance sheets.

Phoenix Expansion Project

The Phoenix Expansion project, as filed with FERC on September 15, 2006, includes the construction and operation of approximately 260 miles of 36-inch or larger diameter pipeline extending from Transwestern’s existing mainline in Yavapai County, Arizona to delivery points in the Phoenix, Arizona area and certain looping on Transwestern’s existing San Juan Lateral with approximately 25 miles of 36-inch diameter pipeline. Total project costs are estimated to be approximately $710.0 million with a projected in-service date of mid-2008, subject to FERC approval. Project expenditures incurred by Transwestern through September 30, 2006 were approximately $18.4 million, which includes $7.1 million reimbursed in September 2006 to a Southern Union affiliate for Phoenix project expenditures.

Rates and Regulatory Matters

The level of Transwestern’s transportation rates and fuel retention percentages will be affected by Transwestern’s pending rate case, which was filed on September 29, 2006 as required under the settlement of Transwestern’s 1993 rate case. The 2006 rate case reflects a requested increase in annual cost of service from $170.0 million to $210.0 million. FERC has suspended the implementation of the rates and fuel percentages until April 2007. Based on filed fuel retention factors, which included some individual rate decreases and some individual rate increases, the average fuel retention rates and related operational gas sales volumes are expected to decrease. The ultimate outcome of the rate case will be determined through litigation or settlement of the rate case, and is impossible to determine at this time.

Environmental Matters

Transwestern’s operations are subject to federal, state and local laws and regulations regarding water quality, hazardous and solid waste management, air quality control and other environmental matters. These laws and regulations require Transwestern to conduct its operations in a specified manner and to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Failure to comply with environmental requirements may expose Transwestern to significant fines, penalties and/or interruptions in operations. Transwestern’s environmental policies and procedures are designed to achieve compliance with such laws and regulations. These evolving laws and regulations and claims for damages to property, employees, other persons and the environment resulting from current or past operations may result in significant expenditures and liabilities in the future. Transwestern engages in a process of updating and revising its procedures for the ongoing evaluation of its operations to identify potential environmental exposures and enhance compliance with regulatory requirements.

13

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

Transwestern follows the provisions of American Institute of Certified Public Accountants Statement of Position 96-1, Environmental Remediation Liabilities, for recognition, measurement, display and disclosure of environmental remediation liabilities.

Transwestern conducts soil and groundwater remediation at a number of its facilities. Some of the clean up activities include remediation of several compressor sites on the Transwestern system for presence of polychlorinated biphenyls (PCBs) which are not eligible for recovery in rates. The costs of all such remediation totaled $1.5 million and $0.4 million during the nine month periods ended September 30, 2006 and 2005, respectively. Of the $1.5 million in remediation expenditures as of September 30, 2006, $0.1 million was recorded in expense and $1.4 million was charged against an environmental reserve in deferred credits. The total future estimated cost of remediation activities expected to continue for several years is $13.7 million. Transwestern will request recovery of the portion of soil and groundwater remediation not related to PCBs in the next rate case. The table below reflects the amount of accrued liabilities recorded on an undiscounted basis in the Balance Sheet at September 30, 2006 and December 31, 2005 to cover remediation activities:

	September 30, 2006	December 31, 2005
	(In thousands)
Current	$5,707	$3,454
Noncurrent	7,519	10,175

Total Environmental Liabilities	$13,226	$13,629

Transwestern incurred, and continues to incur, certain costs related to PCBs that migrated into customer’s facilities. Because of the continued detection of PCBs in the customer’s facilities downstream of Transwestern’s Topock and Needles stations, Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing the PCBs. Costs of these remedial activities totaled $0.6 million and $0.3 million for the nine months ended September 30, 2006 and 2005, respectively. Future costs cannot be reasonably estimated because remediation activities are undertaken as claims are made by customers and former customers, and accordingly, no accrual has been established for these costs at September 30, 2006 and December 31, 2005. However, such future costs are not expected to have a material impact on Transwestern’s financial position, results of operations or cash flows.

Environmental regulations were recently modified for United States Environmental Protection Agency’s Spill Prevention, Control and Countermeasures (SPCC) program. Transwestern is currently reviewing the impact to its operations and expects to expend resources on tank integrity testing and any associated corrective actions as well as potential upgrades to containment structures. Costs associated with tank integrity testing and resulting corrective actions cannot be reasonably estimated at this time, but Transwestern believes such costs will not have a material adverse effect on its financial position, results of operations or cash flows.

Based on information available at this time, and the reviews undertaken by Transwestern to identify potential exposure, Transwestern believes the amount reserved for all of the above environmental matters is adequate to cover the potential exposure for clean-up costs.

14

TRANSWESTERN PIPELINE COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

Capital Commitments and Purchase Obligations

Transwestern has operating leases, some of which are subject to a CPI-based adjustment, which extend existing rights-of-way along its natural gas pipeline system. Lease costs totaled $5.2 million and $4.9 million for the nine months ended September 30, 2006 and 2005, respectively.

Future minimum payments under non-cancelable leases to continue for several years are estimated to be $16.7 million as of September 30, 2006.

In addition to the lease payments, Transwestern recognizes noncash lease expense related to amortization of prepayments made in accordance with certain lease terms. In 2001, Transwestern paid $3.5 million in a lump sum for a right-of-way lease, which is being amortized to lease expense over the twenty-year period beginning January 1, 2003. In 2002, Transwestern paid $18.0 million in a lump sum for a right-of-way lease, which is being amortized to lease expense over the six-year period beginning January 1, 2004. Included in the future minimum lease payments for that six-year lease agreement are amounts that commenced January 1, 2004 at an initial annual payment of $2.3 million, subject to a CPI-based adjustment in future years. The remainder of the future minimum lease payments pertains to a twenty-year lease agreement with annual payment requirements of $0.3 million, which became effective on December 28, 2002.

Sale of Assets

In June, 2006 Transwestern sold a portion of its pipeline system to PVR Midstream LLC. The facilities, known as the East of Canadian River Facilities, consists of approximately 117 miles of pipeline and 4,000 horsepower of compression located in Hemphill and Lipscomb Counties, Texas and Roger Mills, Ellis and Beaver Counties, Oklahoma. Transwestern received proceeds of $14.6 million and recorded a loss on the sale of $0.1 million included in Other Income in the accompanying statements of operations. Transwestern anticipates the sale will result in a reduction in annual revenues of approximately $0.9 million.

Calpine Energy Services

Transwestern continues to invoice Calpine for firm transportation on its original contract pursuant to its tariff until the contract status is resolved in the bankruptcy proceeding (see Note 7). The Calpine invoicing of $2.1 million and offsetting reserve of $2.1 million as of September 30, 2006 is reflected within Other Assets in the accompanying balance sheets. The invoicing has no further impact to Transwestern’s financials.

15